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As filed with the Securities and Exchange Commission on July 16, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EARTHLINK, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	58-2511877 (I.R.S. Employer Identification)

1375 Peachtree Street
Atlanta, Georgia 30309
(Address of Principal Executive Offices) (Zip Code)

EarthLink, Inc. 401(k) Plan
(Full Title of the Plan)

Charles G. Betty
Chief Executive Officer
EarthLink, Inc.
1375 Peachtree Street
Atlanta, Georgia 30309
(Name and Address of Agent for Service)

(404) 815-0770
(Telephone Number, Including Area Code, of Agent for Service)

Copies of Communications to:

Samuel R. DeSimone General Counsel EarthLink, Inc. 1375 Peachtree Street Atlanta, Georgia 30309	Scott M. Hobby, Esq. Hunton & Williams 600 Peachtree St. Atlanta, GA 30308

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee

Common Stock, par value $.01 per share	5,000,000	$6.26	$31,300,000	$2,879.6

(1)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act") this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the EarthLink, Inc. 401(k) Plan (the "Plan"). Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers such additional shares as may hereafter be issued in connection with any stock splits, stock dividends or similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h)(1) under the Securities Act. Accordingly, the price per share of common stock offered hereunder pursuant to the Plan is calculated to be $6.26, which is the average of the highest and lowest price per share of common stock on the Nasdaq National Market on July 12, 2002.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

        The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Explanation Statement

        This Registration Statement on Form S-8 is being filed by EarthLink, Inc. and the EarthLink, Inc. 401(k) Plan (the "Plan") to register 5,000,000 shares of EarthLink, Inc.'s common stock, $.01 par value per share in connection with the Plan plus an indeterminate amount of interests in the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents filed with the Commission are incorporated herein by reference:

  (1)
  EarthLink, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001;

  (2)
  EarthLink, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

  (3)
  EarthLink, Inc.'s Current Report on Form 8-K filed with the Commission on June 11, 2002; and

  (4)
  The description of EarthLink, Inc.'s Common Stock, $0.01 par value per share, contained in the Registration Statement on Form S-4, filed with the Commission on January 6, 2000 (File No. 333-94177).

        All documents subsequently filed by EarthLink, Inc. and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), prior to filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing such documents.

Item 4. Description of Securities.

        Not Applicable.

Item 5. Interests of Named Experts and Counsel.

        Not Applicable.

Item 6. Indemnification of Directors and Officers.

        Under Section 145 of the Delaware General Corporation Law ("DGCL"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in any action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

        The Amended and Restated Certificate of Incorporation of EarthLink, Inc. (the "Certificate") contains provisions that provide that no director of EarthLink, Inc. shall be liable for breach of fiduciary duty as a director except for (a) any breach of the director's duty of loyalty to EarthLink, Inc. or its stockholders; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) liability under Section 174 of the DGCL; or (d) any transaction from which the director derived an improper personal benefit. The Certificate contains provisions that further provide for the indemnification of directors and officers to the fullest extent permitted by the DGCL. Under the Bylaws of the EarthLink, Inc., the EarthLink, Inc. is required to advance expenses incurred by an officer or director in defending any such action if the director or officer undertakes to repay such amount if it is determined that the director or officer is not entitled to indemnification.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of EarthLink, Inc. pursuant to the foregoing provisions, or otherwise, EarthLink, Inc. has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by EarthLink, Inc. of expenses incurred or paid by a director, officer or controlling person of EarthLink, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, EarthLink, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption From Registration Claimed.

        Not Applicable

Item 8. Exhibits.

        EarthLink, Inc. has submitted the Plan and amendments thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

        The following exhibits are filed with or incorporated by reference into this Registration Statement pursuant to Item 601 of Regulation S-K:

Exhibit No.	Description
4.1	Investor Rights Agreement dated January 4, 2000, between EarthLink Network, Inc. and Apple Computer, Inc. Limited (incorporated by reference to Exhibit 2.7 of EarthLink, Inc.'s Report on Form 10-K for the fiscal year ended December 31, 1999—File No. 001-15605).
4.2
Amended and Restated Registration Rights Agreement, dated as of February 8, 2001, with Sprint Corporation and Sprint Communications Company L.P. (incorporated by reference to EarthLink Inc.'s Report on Form 10-K for the fiscal year ended December 31, 2000—File No. 001-15605).
4.3
Amended and Restated Certificate of Incorporation of EarthLink, Inc. (incorporated by reference to Exhibit 3.2 of EarthLink, Inc.'s Report on Form 10-K for the fiscal year ended December 31, 1999—File No. 001-15605).
4.4	By-laws of EarthLink, Inc. (incorporated by reference to Exhibit 3.3 of EarthLink, Inc.'s Report on Form 10-K for the fiscal year ended December 31, 1999—File No. 001-15605).
4.5
Amended and Restated Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.3 of EarthLink, Inc.'s Report on Form 10-K for the fiscal year ended December 31, 2000—File No. 001-15605).
4.6
Amended and Restated Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock (incorporated by reference to Exhibit 3.4 of EarthLink, Inc.'s Report on Form 10-K for the fiscal year ended December 31, 2000—File No. 001-15605).

4.7
Certificate of Correction Filed to Correct Certain Inaccuracies in the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of EarthLink, Inc. (incorporated by reference to Exhibit 4.8 to EarthLink, Inc.'s Form S-3/A—File No. 333-59456).
4.8
Certificate of Correction Filed to Correct a Certain Inaccuracy in the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of EarthLink, Inc. (incorporated by reference to Exhibit 4.9 to EarthLink's Form S-3/A—File No. 333-59456).
4.9	Specimen Common Stock Certificate (incorporated by reference to Exhibit 3.7 to the Registration Statement on Form S-4 of WWW Holdings, Inc. (predecessor to EarthLink, Inc.)—File No. 333-94177).
4.10	Subordinated Debt Indenture (incorporated by reference to Exhibit 4.3 to MindSpring Enterprises, Inc.'s Form S-3/A—File No. 333-74151).
4.11	First Supplemental Indenture (incorporated by reference to Exhibit 4.4 to MindSpring Enterprises, Inc. Form S-3/A—File No. 333-74151).
4.12	Second Supplemental Indenture (incorporated by reference to Exhibit 4.3 to EarthLink, Inc.'s Form S-4—File No. 333-41064).
23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of PricewaterhouseCoopers LLP.
23.3**	Consent of Arthur Andersen LLP.
24*	Power of Attorney (see signature page to this Registration Statement).
99*	EarthLink, Inc. 401(k) Plan.

*
Filed herewith

**
As permitted by Rule 437a of the Securities Act of 1933, we have not filed the written consent of Arthur Andersen LLP as required by Section 7 of the Securities Act. We have made reasonable efforts to obtain a written consent from Arthur Andersen LLP in connection with this Registration Statement, but such efforts have been unsuccessful. As a result of the foregoing, investors may be unable to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen LLP for the fiscal year ended December 31, 1999 which are included in the 10-K Annual Report filed for the year ended December 31, 2001, or any omissions to state a material fact required to be stated therein, which financial statements are incorporated in this Registration Statement.

Item 9. Undertakings.

        (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which,

    individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the law or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Atlanta, State of Georgia, on this 15th day of July, 2002.

EarthLink, Inc.
By:	/s/ CHARLES G. BETTY Charles G. Betty, Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Charles G. Betty and Lee Adrean, and both of them, his, her or its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in his, her or its name, place and stead, in any and all capacities to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he or she might or could in person, hereby ratifying and confirming all that each attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below and on this 15th day of July, 2002.

Signature	Title

/s/ CHARLES G. BETTY Charles G. Betty	Chief Executive Officer and Director (principal executive officer)
/s/ LEE ADREAN Lee Adrean	Executive Vice President and Chief Financial Officer (principal financial officer)
/s/ D. CARY SMITH D. Cary Smith	Vice President and Controller (principal accounting officer)
/s/ SKY D. DAYTON Sky D. Dayton	Chairman of the Board of Directors
/s/ MARCE FULLER Marce Fuller	Director
/s/ ROBERT M. KAVNER Robert M. Kavner	Director
/s/ LINWOOD A. LACY, JR. Linwood A. Lacy, Jr.	Director
Robert M. Metcalfe	Director
/s/ AUSTIN M. BEUTNER Austin M. Beutner	Director

        Pursuant to the requirements of the Securities Act of 1933, the person who administers the EarthLink, Inc. 401(k) Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Atlanta, State of Georgia, on this 15th day of July, 2002.

EARTHLINK, INC. 401(k) PLAN
By:	EarthLink, Inc. (Plan Administrator)
By:	/s/ CHARLES G. BETTY
Name:	Charles G. Betty
Title:	Chief Executive Officer

Exhibit Index

Exhibit No.	Description
23.1*	Consent of Ernst & Young LLP
23.2*	Consent of PricewaterhouseCoopers LLP
23.3**	Consent of Arthur Andersen LLP
24*	Power of Attorney (see signature page to this Registration Statement)
99*	EarthLink, Inc. 401(k) Plan

*
Filed herewith

**
As permitted by Rule 437a of the Securities Act of 1933, we have not filed the written consent of Arthur Andersen LLP as required by Section 7 of the Securities Act. We have made reasonable efforts to obtain a written consent from Arthur Andersen LLP in connection with this Registration Statement, but such efforts have been unsuccessful. As a result of the foregoing, investors may be unable to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen LLP for the fiscal year ended December 31, 1999 which are included in the 10-K Annual Report filed for the year ended December 31, 2001, or any omissions to state a material fact required to be stated therein, which financial statements are incorporated in this Registration Statement.

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PART I
PART II
SIGNATURES
POWER OF ATTORNEY
Exhibit Index